Exhibit 99.1

THE BANCORP REPORTS 4Q 2025 EPS OF $1.28, ROA OF 2.53% AND ROE OF 30.4%

DRIVEN BY NIM OF 4.30%, CONTINUED FINTECH FEE GROWTH,

AND $150 MILLION IN SHARE REPURCHASES IN THE QUARTER

Fourth Quarter 2025 Highlights

•	Earnings per diluted share (“EPS”) of $1.28 compared to $1.15 for 4Q 2024, an increase of 11%.
•	Return on assets of 2.53% compared to 2.60% for 4Q 2024.
•	Return on equity of 30.43% compared to 27.71% for 4Q 2024.
•	Net income of $56.3 million compared to net income of $55.9 million for 4Q 2024.
•	Net interest income of $92.1 million compared to $94.3 million for 4Q 2024.
•	Net interest margin of 4.30% compared to 4.55% for 4Q 2024.
•	Ending Loans, net of deferred fees and costs of $7.12 billion, compared to $6.11 billion at 4Q 2024, or 16% increase, and $6.67 billion at 3Q 2025, or 7% increase (not annualized).
•	Ending Consumer fintech loans of $1.10 billion, or 15.1% of total loans, compared to $454.4 million at 4Q 2024, or 142% increase, and $785.0 million at 3Q 2025, or 40% increase (not annualized).
•	Average deposits of $7.60 billion increased $41.0 million, or 1% from $7.55 billion in 4Q 2024. The average interest rate was 1.77% compared to 2.25% for 4Q 2024.
•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid, debit and credit cards totaled $45.87 billion, an increase of $6.22 billion, or 16%, compared to 4Q 2024.
•	Fees on consumer fintech loans increased 48% to $4.5 million for 4Q 2025 compared to $3.0 million for 4Q 2024 and $4.5 million in 3Q 2025.
•	Total prepaid, debit card, ACH, and other payment fees of $31.5 million, or 8% increase, compared to $29.2 million in 4Q 2024.
•	Non-interest income totaled $80.5 million, or 46.7% of total revenue and $40.1 million, or 30.4% when excluding credit enhancement income. This compares to 40.9% of total revenue in 4Q 2024, or 26.9% when excluding credit enhancement income.
•	Ending Real estate bridge loans (“REBLs”) characterized as criticized assets decreased to $83.5 million from $185.3 million at 3Q 2025, or 55% decrease.
•	Share repurchases of $150.0 million, for 2,173,518 shares, or 5% of issued and outstanding shares, at an average cost of $69.01.

Wilmington, DE – January 29, 2026 – The Bancorp, Inc. (NASDAQ: TBBK), a financial holding company, today reported its financial results for the fourth quarter of 2025. For fourth quarter 2025, the Company reported net income of $56.3 million, or $1.28 per diluted share.

“We are pleased with the significant progress made this year in strengthening our platform and deepening and expanding new and existing relationships. While we ended the year with record fourth quarter EPS and ROE, we did fall short of our expectations and guidance due to a culmination of factors, including the prolonged government shutdown’s impact on transaction volume and deposit flows, the strong ramp-up in sponsored credit materializing later than expected, some unanticipated NIM compression, and an unexpected legal settlement cost,” said Damian Kozlowski, CEO and President of The Bancorp. “2025 demonstrated significant progress on our path to substantial growth in new revenue streams and enhanced profitability driven by our best-in-class Fintech ecosystem. We are initiating guidance at $5.90 EPS for 2026 and targeting at least $1.75 a share in the fourth quarter 2026. We maintain a preliminary outlook for 2027 of $8.25. Guidance for 2026 includes share repurchases under the existing repurchase program of $200 million or $50 million per quarter, and we forecast returning near 100% of earnings through share repurchases in 2027.

Our three major Fintech initiatives of platform efficiency, productivity gains from platform restructuring and AI tools, plus a high-level of capital return, will be the driving forces behind continued EPS accretion. EPS gains are subject to development and implementation timelines in Fintech, and our stock price for buybacks.”

(Dollars in thousands except EPS and except where noted. Unaudited)
	4Q 2025	3Q 2025	4Q 2024
Key Performance Metrics:
Return on assets(1)	2.53%	2.50%	2.60%
Return on equity	30.4%	26.6%	27.7%
Efficiency ratio(2)	42.5%	41.8%	40.2%
Net interest margin	4.30%	4.45%	4.55%
Non-interest income as a percentage of total revenue	46.7%	46.1%	40.9%
Non-interest income as a percentage of total revenue (excluding credit enhancement income)(2)	30.4%	30.1%	26.9%
Fintech fees as a percentage of total revenue	20.8%	20.1%	20.2%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)(2)	27.2%	26.0%	25.0%
Book value per share (as of period end)	$16.29	$17.48	$16.69

Results of Operations:
Net income	$56,292	$54,927	$55,908
Net income per share - diluted	$1.28	$1.18	$1.15
Weighted average shares - diluted	44,078,506	46,518,125	48,639,936

Net interest income	$92,079	$94,197	$94,296
Provision for credit losses on non-consumer fintech loans	$858	$5,755	$2,003
Non-interest income - total fintech fees	$35,973	$35,083	$32,254
Total non-interest expense	$56,193	$56,404	$51,812
Income tax expense	$18,703	$18,228	$20,480

Volume:
Average loan portfolio (dollars in millions)	$6,847	$6,689	$6,199
Average assets (dollars in millions)	$8,838	$8,720	$8,550
Average deposits (dollars in millions)	$7,596	$7,625	$7,555
Prepaid and debit card gross dollar volume (GDV)(3)	$45,874,708	$44,037,511	$39,656,909

_____________

(1) Annualized.

(2) See calculation of Non-GAAP financial measures on page 12.

(3) Gross dollar volume represents the total dollar amount spent on prepaid, debit and credit cards issued by The Bancorp Bank, N.A.

Earnings Release Conference Call

Management will conduct a conference call to review fourth quarter 2025 results at 8:00 AM ET Friday, January 30, 2026. Interested parties may access the conference call live by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or you may dial 1.800.549.8228, conference ID 65852.

For those who cannot access the live conference call, a replay of the webcast will be accessible shortly after the event concludes through our Investor Relations website, or you may access the replay telephonically until Friday, February 6, 2026, by dialing 1.888.660.6264, playback code 65852#.

Financial Results:

Loan Portfolio

The following table summarizes our total loan portfolio at December 31, 2025 compared to prior periods:

(Dollars in thousands, unaudited)	December 31,		September 30,		December 31,
	2025		2025		2024
		Mix		Mix		Mix
Loans, at amortized cost:
Real estate bridge loans	$2,188,952	30.2%	$2,131,689	31.3%	$2,109,041	33.2%
SBLOC / IBLOC	1,669,985	23.0%	1,609,047	23.6%	1,564,018	24.7%
Small business loans	1,013,596	14.0%	987,071	14.5%	887,098	14.0%
Consumer fintech	1,097,998	15.1%	785,045	11.5%	454,357	7.2%
Direct lease financing	685,422	9.4%	693,322	10.2%	700,553	11.1%
Advisor financing	294,236	4.1%	285,531	4.2%	273,896	4.3%
Other loans	150,718	2.1%	164,487	2.4%	111,328	1.8%
	7,100,907	97.9%	6,656,192	97.7%	6,100,291	96.3%
Unamortized loan fees and costs	15,769	0.2%	16,445	0.2%	13,337	0.2%
Loans, net of deferred fees and costs	$7,116,676	98.1%	$6,672,637	97.9%	$6,113,628	96.5%

Loans, at fair value:
SBLs, at fair value	$68,374	0.9%	$71,829	1.1%	$89,902	1.4%
Real estate bridge loans (non-SBA), at fair value	71,015	1.0%	70,829	1.0%	133,213	2.1%
Total commercial loans, at fair value	$139,389	1.9%	$142,658	2.1%	$223,115	3.5%

Total loan portfolio	$7,256,065	100.0%	$6,815,295	100.0%	$6,336,743	100.0%

At December 31, 2025, Loans, net of deferred fees and costs were $7.12 billion, a 27% increase (annualized) from $6.67 billion at September 30, 2025, and a 16% increase compared to $6.11 billion at December 31, 2024. The $1.00 billion increase from December 2024 is primarily driven by growth in fintech loans of $643.6 million, $126.5 million increase in Small business lending (“SBL”) loans and $106.0 million increase in Securities-backed lines of credit (“SBLOC”) and Insurance policy cash value-backed lines of credit (“IBLOC”).

Consumer fintech loans of $1.1 billion include $729 million from secured credit card accounts and $369 million from short-term liquidity products, and now account for 15.1% of the total loan portfolio. Secured credit card accounts are backed dollar for dollar by cash collateral by each individual cardholder and are required to be repaid in-full monthly. Short-term liquidity products to individual borrowers range in maturity from 30 days to 365 days. All fintech loans are covered by credit enhancements, where our partners provide financial protection against consumer losses. We maintain cash collateral balances equivalent to the expected losses on dollars already lent, as well as having the right to offset other revenues generated through those relationships.

Deposits & Liquidity

Average deposits were $7.60 billion, a 2% decrease (annualized) from $7.63 billion at September 30, 2025, and a 1% increase compared to $7.55 billion at December 31, 2024. The increase from prior year is primarily driven by increases in deposits sourced from our fintech relationships.

95% of our total deposits are generated through our Fintech partnerships, and are low balance, insured deposits, and accordingly do not constitute the liquidity risk experienced by certain institutions. As of December 31, 2025, 94% of the deposits are insured, 3% are low balance accounts (such as anonymous gift cards and corporate incentive cards for which there is no identified depositor), and 3% are other uninsured deposits.

The average interest rate on deposits for 4Q 2025 was 1.77%, compared to 2.25% for 4Q 2024.

We maintain secured borrowing lines of credit with the Federal Reserve Bank and Federal Home Loan Bank that are collateralized by pledged loans and investments. As of December 31, 2025, we had $199.0 million of short-term borrowings under these facilities, and $3.19 billion of additional available capacity which we can access as needed.

Net Interest Income and Net Interest Margin

Net interest income decreased to $92.1 million for 4Q 2025, compared to $94.2 million for 3Q 2025 and $94.3 million for 4Q 2024. Net interest margin was 4.30% for 4Q 2025, compared to 4.45% for 3Q September 30, 2025 and 4.55% for 4Q 2024.

Net interest income and margin for 4Q 2025 each show a slight decline from prior periods, due to a full quarter of higher debt cost from our 3Q 2025 senior debt issuance, a shift in loan portfolio to more fintech loans that earn fee income but have zero margin, combined with our strategies for investment securities.

Credit Quality

Total Provision, including provision for investment securities and provision for fintech loans which are supported by credit enhancements, was $41.4 million in 4Q 2025, a decrease compared to $45.1 million in 3Q 2025, and an increase from $31.4 million in 4Q 2024.

Provision for non-consumer fintech loans was $0.9 million in 4Q 2025, a decrease compared to $5.7 million in 3Q 2025 which was elevated primarily due to realized losses on a set of truck leases. For 4Q 2024, provision for non-consumer fintech loans was $2.0 million.

The allowance for credit losses was $66.2 million at December 31, 2025, consisting of $31.1 million related to consumer fintech loans, or 2.84% coverage, and $35.1 million for non-fintech loans, or 0.58% coverage. That compares to the allowance as of December 31, 2024 of $44.9 million, consisting of $12.9 million related to consumer fintech loans, or 2.84% coverage, and $31.9 million allowance for non-fintech loans, or 0.56% coverage. Allowance as of September 30, 2025 was $64.2 million, consisting of $29.3 million for fintech, or 3.73% coverage, and $34.8 million for non-fintech, or 0.52% coverage.

Total net charge-offs for 4Q 2025, including fintech loans which are supported by credit enhancements, were $39.2 million, a decrease from $40.8 million for 3Q 2025 and an increase from $18.8 million for 4Q 2024, resulting in ratios of Total net charge-offs to average loans of 2.29%, 2.44% and 1.21% for the respective periods (annualized).

Net charge-offs for non-fintech loans were $0.6 million for 4Q 2025, a decrease compared to $3.3 million for 3Q 2025 and $1.1 million for 4Q 2024, resulting in ratios of non-fintech net charge-offs to average loans of 0.04%, 0.22% and 0.07% for the respective periods (annualized).

Ending total criticized assets of $194.5 million at 4Q 2025, compared to $268.7 million at the end of 3Q 2025 and $286.9 million at year end 2024. The change in total criticized assets in 4Q 2025 was primarily driven by a $101.8 million decrease in Real estate bridge loans characterized as criticized assets, partially offset by a $26.1 million increase in SBL criticized assets.

Non-Interest Income

Non-interest income for 4Q 2025 was $80.5 million, which is comprised of $40.4 million of credit enhancement income and $40.1 million of other non-interest income. This compares to 3Q 2025 with $80.4 million non-interest income, comprised of $39.8 million of credit enhancement income and $40.6 million of other non-interest income. Non-interest income for 4Q 2024 was $65.3 million, comprised of $30.7 million of credit enhancement income and $34.6 million of other non-interest income. Non-interest income for 3Q 2025 includes $2.3 million from the release of earnest money deposit related to an OREO sale agreement

The growth in non-interest income versus 4Q 2024 is primarily driven by the $3.7 million increase in total fintech fees, as fintech fees grew to 27% of our total revenues excluding credit enhancement income*. This growth reflects organic volume growth with existing partners and products, and our focus on expanding our fintech business.

Non-Interest Expense

Total non-interest expense increased $4.4 million, or 8%, from 4Q 2024 and was relatively consistent with 3Q 2025. The increase from 4Q 2024 is primarily driven by $2.0 million of legal costs related to a settlement in 4Q 2025, and $1.1 million of higher software costs. Compared to 3Q 2025, the higher costs due to the $2.0 million legal settlement is offset by $2.9 million lower salary and employee benefits due to adjustments to incentive accruals. The amount of legal settlement recognized is the gross expense amount and excludes any potential insurance recovery that may occur in the future related to the settlement and previously incurred legal costs.

Efficiency ratio* was 42.5% for 4Q 2025, compared to 41.8% for 3Q 2025 and 40.2% for 4Q 2024.

Income Taxes

Income tax expense was $18.7 million for 4Q 2025, $18.2 million for 3Q 2025, and $20.5 million for 4Q 2024. Our effective income tax rate was 24.9% for the 4Q 2025 and 3Q 2025, and 26.8% for 4Q 2024.

_____

* See Non-GAAP Measures on page 12.

Capital

As of December 31, 2025, The Bancorp Bank, N.A (“the Bank”)’s capital levels continue to be strong and in excess of the “well capitalized” regulatory benchmarks, with Tier 1 Capital to average assets (Leverage), Tier 1 Capital to Risk-Weighted Assets, Total Capital to Risk-Weighted Assets and Common Equity Tier 1 to Risk-Weighted Assets ratios for the Bank of 9.70%, 14.03%, 15.13% and 14.03%, respectively, and for the Company of 7.64%, 11.08%, 12.19% and 11.08%, respectively.

Book value per common share at December 31, 2025 was $16.29, compared to $17.48 at September 30, 2025 (a 27% decrease, annualized). Total shareholders’ equity decreased by $88.4 million, driven primarily by $150.0 million of share repurchases partially offset by $56.3 million of net income for the period. Outstanding shares decreased 2.2 million to 42,355,361 driven primarily by share repurchases.

Book value per common share at December 31, 2025 was $16.29, compared to $16.69 at December 31, 2024 (a 2% decrease). Total shareholders’ equity decreased by $100.0 million since December 31, 2024, primarily driven by $378.3 million decrease in capital from share repurchases, partially offset by $228.2 million net income and $19.6 million of share-based compensation and $28.5 million of other comprehensive income from mark to market gains on available-for-sale investment securities. Outstanding shares decreased 5.0 million to 42,355,361, driven primarily by our share repurchases over the past year.

We repurchased 2,173,518 shares of our common stock, or 5% of issued and outstanding shares, at an average cost of $69.01 per share for a total capital return of $150.0 million during 4Q 2025. These repurchases bring our repurchases year-to-date in 2025 to 5,645,914 shares, or 12%, at an average price of $66.42, bringing the full year capital return to $375.0 million. The Company’s Board of Directors has authorized up to $200 million of repurchases for 2026.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), through its subsidiary, The Bancorp Bank, N.A., is defining the future of banking. As one of the first banks to embrace fintech, The Bancorp has been a driving force behind the industry’s evolution, serving as an essential financial enabler of fintech innovation for more than 25 years. Led by its Fintech Solutions business, the company delivers a dynamic portfolio of payment and lending solutions that empowers its clients to turn bold ideas into real-world success.

Ranked by the Nilson Report as the No. 1 issuer of prepaid cards in the U.S. and among the top 10 debit card issuers nationally, The Bancorp also holds leading positions in its Institutional Banking, Small Business Lending, Fleet Management Services, and Real Estate Bridge Lending businesses. Across every line of business, The Bancorp fosters prosperity through the perpetual transformation of banking and aims to drive growth for its clients, investors, employees, and the communities it serves. For more information, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2026, 2027 and 2028 results, including earnings per share accretion, future growth, profitability, productivity and efficiency, the expansion, expected timelines and implementation of our Fintech initiatives and revenue streams, the possible benefits of our platform restructuring and adoption of AI tools, and share repurchases. Such forward-looking statements relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2024 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav, Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

THE BANCORP, INC.

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024

Net interest income	$92,079	$94,296	$375,511	$376,241

Provision for credit losses on non-consumer fintech loans	858	2,003	8,981	9,319
Provision for credit losses on consumer fintech loans	40,403	30,651	169,294	30,651
Provision (reversal) for unfunded commitments	162	(256)	(582)	(596)
Provision reversal for credit loss on security	—	(1,000)	—	(1,000)
Provision for credit loss, total	41,423	31,398	177,693	38,374

Non-interest income
Fintech fees
ACH, card and other payment processing fees	5,250	4,740	21,021	14,596
Prepaid, debit card and related fees	26,206	24,465	103,546	97,413
Consumer credit fintech fees	4,517	3,049	16,580	4,789
Total fintech fees	35,973	32,254	141,147	116,798
Net realized and unrealized gains on commercial loans, at fair value	105	527	1,815	2,732
Leasing related income	1,635	1,032	7,135	3,921
Consumer fintech loan credit enhancement	40,403	30,651	169,294	30,651
Other non-interest income	2,416	838	8,942	3,412
Total non-interest income	80,532	65,302	328,333	157,514

Non-interest expense
Salaries and employee benefits	34,401	33,633	142,554	131,597
Data processing expense	1,273	1,414	4,964	5,666
Legal expense	1,387	856	6,690	3,081
FDIC insurance	1,383	961	4,543	3,579
Software	5,344	4,226	20,541	17,913
Other non-interest expense	12,405	10,722	43,822	41,389
Total non-interest expense	56,193	51,812	223,114	203,225
Income before income taxes	74,995	76,388	303,037	292,156
Income tax expense	18,703	20,480	74,824	74,616
Net income	$56,292	$55,908	$228,213	$217,540

Net income per share - basic	$1.30	$1.17	$4.99	$4.35

Net income per share - diluted	$1.28	$1.15	$4.92	$4.29

Weighted average shares - basic	43,444,819	47,771,547	45,770,549	50,063,620
Weighted average shares - diluted	44,078,506	48,639,936	46,421,672	50,713,140

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 31,	September 30,	June 30,	December 31,
	2025	2025	2025	2024

Assets:
Cash and cash equivalents
Cash and due from banks	$8,038	$10,162	$11,637	$6,064
Interest earning deposits at Federal Reserve Bank	104,611	74,517	328,628	564,059
Total cash and cash equivalents	112,649	84,679	340,265	570,123

Investment securities, available-for-sale, at fair value	1,671,750	1,384,256	1,481,500	1,502,860
Commercial loans, at fair value	139,389	142,658	185,476	223,115
Loans, net of deferred fees and costs	7,116,676	6,672,637	6,535,432	6,113,628
Allowance for credit losses	(66,200)	(64,152)	(59,393)	(44,853)
Loans, net	7,050,476	6,608,485	6,476,039	6,068,775
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	25,205	25,250	16,250	15,642
Accrued interest receivable	43,090	43,831	40,607	41,713
Other real estate owned	60,695	61,974	66,054	62,025
Deferred tax asset, net	18,679	10,034	12,436	18,874
Credit enhancement asset	31,138	29,318	26,982	12,909
Other	199,354	208,939	193,622	211,507
Total assets	$9,352,425	$8,599,424	$8,839,231	$8,727,543

Liabilities:
Deposits
Demand and interest checking	$7,827,037	$7,254,896	$7,705,813	$7,434,212
Savings and money market	338,459	75,901	60,122	311,834
Total deposits	8,165,496	7,330,797	7,765,935	7,746,046

Short-term borrowings	199,000	200,000	—	—
Senior debt	196,253	196,052	96,391	96,214
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	13,712	13,806	13,898	14,081
Other liabilities	74,767	67,206	89,340	68,018
Total liabilities	$8,662,629	$7,821,262	$7,978,965	$7,937,760

Total shareholders' equity	689,796	778,162	860,266	789,783

Total liabilities and shareholders' equity	$9,352,425	$8,599,424	$8,839,231	$8,727,543

AVERAGE BALANCE SHEET - QTD

(Dollars in thousands)

	Three months ended December 31, 2025			Three months ended December 31, 2024

	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,839,842	$111,682	6.53%	$6,193,762	$112,908	7.29%
Leases-bank qualified(2)	7,303	163	8.93%	5,728	143	9.99%
Investment securities-taxable	1,489,384	18,147	4.87%	1,556,698	19,341	4.97%
Investment securities-nontaxable(2)	7,889	123	6.24%	5,221	82	6.28%
Interest earning deposits at Federal Reserve Bank	225,411	1,971	3.50%	527,849	6,378	4.83%
Net interest earning assets	8,569,829	132,086	6.17%	8,289,258	138,852	6.70%

Allowance for credit losses	(64,087)			(30,829)
Other assets	331,887			291,977
	$8,837,629			$8,550,406

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,471,587	$32,180	1.72%	$7,443,308	$41,436	2.23%
Savings and money market	123,956	1,437	4.64%	111,231	1,078	3.88%
Total deposits	7,595,543	33,617	1.77%	7,554,539	42,514	2.25%

Short-term borrowings	184,844	1,998	4.32%	9,673	125	5.17%
Long-term borrowings	13,774	194	5.64%	25,886	360	5.56%
Subordinated debentures	13,401	249	7.43%	13,401	275	8.21%
Senior debt	196,120	3,888	7.93%	96,156	1,234	5.13%
Total deposits and liabilities	8,003,682	39,946	2.00%	7,699,655	44,508	2.31%

Other liabilities	99,967			48,196
Total liabilities	8,103,649			7,747,851

Shareholders' equity	733,980			802,555
	$8,837,629			$8,550,406
Net interest income on tax equivalent basis(2)		$92,140			$94,344

Tax equivalent adjustment		61			48

Net interest income		$92,079			$94,296
Net interest margin(2)			4.30%			4.55%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

AVERAGE BALANCE SHEET - YTD (Dollars in thousands)

	Year ended December 31, 2025			Year ended December 31, 2024

	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,617,201	$447,513	6.76%	$5,920,643	$458,405	7.74%
Leases-bank qualified(2)	7,120	655	9.20%	5,064	522	10.31%
Investment securities-taxable(3)	1,464,716	76,021	5.19%	1,331,234	66,262	4.98%
Investment securities-nontaxable(2)	7,735	490	6.33%	3,487	237	6.80%
Interest earning deposits at Federal Reserve Bank	615,134	26,931	4.38%	497,180	26,326	5.30%
Net interest earning assets	8,711,906	551,610	6.33%	7,757,608	551,752	7.11%

Allowance for credit losses	(55,217)			(28,707)
Other assets	329,121			308,814
	$8,985,810			$8,037,715

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,796,951	$158,860	2.04%	$6,875,368	$161,841	2.35%
Savings and money market	97,577	3,891	3.99%	71,962	2,531	3.52%
Total deposits	7,894,528	162,751	2.06%	6,947,330	164,372	2.37%

Short-term borrowings	58,060	2,498	4.30%	44,220	2,469	5.58%
Repurchase agreements	—	—	—	3	—	—
Long-term borrowings	13,911	784	5.64%	35,232	2,420	6.87%
Subordinated debentures	13,401	1,020	7.61%	13,401	1,155	8.62%
Senior debt	132,720	8,805	6.63%	96,027	4,935	5.14%
Total deposits and liabilities	8,112,620	175,858	2.17%	7,136,213	175,351	2.46%

Other liabilities	83,651			102,970
Total liabilities	8,196,271			7,239,183

Shareholders' equity	789,539			798,532
	$8,985,810			$8,037,715
Net interest income on tax equivalent basis(2)		$375,752			$376,401

Tax equivalent adjustment		241			160

Net interest income		$375,511			$376,241
Net interest margin(2)			4.31%			4.85%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.

(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

(3) The year ended December 31, 2025 includes $3.0 million of interest income from a security that was known as “CRE-2” and which relates to the Company’s discontinued commercial real estate securitization business. The CRE-2 interest was repaid in the second quarter of 2025 as a result of the final sale of underlying collateral related to that security. CRE-2 was the last security remaining related to the Company’s discontinued commercial real estate securitization business.

BUSINESS LINE QUARTERLY SUMMARY

(Dollars in thousands)

	Three months ended December 31, 2025
			% Growth in balance
Loans:	Total(1)	Average rates(2)	Linked quarter annualized	Year over Year
Real estate bridge loans - recorded at amortized cost	$2,188,952	7.91%	10.69%	3.79%
Real estate bridge loans (non-SBA) - recorded at fair value	71,015	6.60%	nm	nm
SBLOC/IBLOC and Advisor financing	1,964,221	6.14%	14.56%	6.86%
Small business lending	1,081,970	7.22%	8.69%	10.75%
Consumer fintech loans - non-interest bearing(3)	954,364	—	nm	nm
Consumer fintech loans - interest bearing	143,634	4.88%	nm	nm
Direct lease financing	685,422	7.95%	(4.62%)	(2.28%)
Other loans	150,718	5.59%	(31.71%)	35.64%
Unamortized loan fees and costs	15,769	—	nm	nm
Total loan portfolio	$7,256,065	6.15%

Deposits:
Fintech	$7,229,310	1.71%	(6.16%)	3.49%
Non-fintech	366,233	2.85%	nm	nm
Total deposits	$7,595,543	1.77%

______________

(1) Loan and deposit categories are based on period-end and average quarterly balances, respectively. Total loan portfolio includes both loans recorded at amortized cost and loans at fair value.

(2) Average annualized rates are for the three months ended December 31, 2025.

(3) Income related to non-interest-bearing balances is included in non-interest income.

PORTFOLIO PERFORMANCE

(Dollars in thousands)

Credit Quality

	December 31,	September 30,	December 31,
	2025	2025	2024
As of period end:
Nonperforming loans to total loans	1.04%	1.35%	0.55%
Nonperforming assets to total assets	1.44%	1.77%	1.14%

Allowance for credit losses on loans to total loans(1)	0.93%	0.96%	0.73%
Allowance for credit losses on loans and investment securities to total assets	0.71%	0.75%	0.51%

For the three months ended:
Net charge-offs:
Fintech	$38,584	$37,454	$17,742
Non-fintech	629	3,332	1,063
Total	$39,213	$40,786	$18,805

Net charge-offs/average loans (annualized)	2.29%	2.44%	1.21%
Net charge-offs/average assets (annualized)	1.77%	1.87%	0.88%

_____________

(1) Excludes loans recorded at fair value.

Loan Delinquency and Non-Accrual

	December 31, 2025
	30-59 days	60-89 days	90+ days		Total		Total
	past due	past due	still accruing	Non-accrual	past due	Current	loans
Real estate bridge loans	$—	$—	$14,459	$9,755	$24,214	$2,164,738	$2,188,952
SBLOC / IBLOC	5,328	65	251	446	6,090	1,663,895	1,669,985
SBL non-real estate	1,515	344	—	8,639	10,498	227,821	238,319
SBL commercial mortgage	224	—	—	21,977	22,201	730,694	752,895
SBL construction	—	—	—	2,660	2,660	19,722	22,382
Consumer fintech	24,701	3,791	2,030	—	30,522	1,067,476	1,097,998
Direct lease financing	2,431	889	1,567	12,066	16,953	668,469	685,422
Advisor financing	—	—	—	—	—	294,236	294,236
Other loans	209	111	2	142	464	150,254	150,718
Unamortized loan fees and costs	—	—	—	—	—	15,769	15,769
	$34,408	$5,200	$18,309	$55,685	$113,602	$7,003,074	$7,116,676

CAPITAL RATIOS

	As of December 31, 2025
		The Bancorp Bank,	"Well
	The Bancorp, Inc.	N.A.	Capitalized"(1)

Tier 1 capital to average assets	7.64%	9.70%	5.00%
Tier 1 capital to risk-weighted assets	11.08%	14.03%	8.00%
Total capital to risk-weighted assets	12.19%	15.13%	10.00%
Common equity Tier 1 to risk-weighted assets	11.08%	14.03%	6.50%

(1) “Well capitalized” institution under federal regulations Basel III.

NON-GAAP FINANCIAL MEASURES

We use certain financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures are focused on adjusting certain metrics used to measure our performance to exclude the impact of Non-interest income--Consumer fintech loan credit enhancement. That income amount relates to credit enhancement agreements from third parties that cover losses from borrowers for fintech loans receivable. We recognize provision expense for credit losses on consumer fintech loans, and separately record an amount in Non-interest income--Consumer fintech loan credit enhancement for the recovery from the third-party. The measurement of the estimated credit losses and the estimated recovery from the credit enhancement are based on the same estimate and correlate to like amounts in our statement of operations. Our non-GAAP metrics are calculated to remove the volatility of that credit enhancement recovery from measures used to review the performance and growth of our business.

Non-GAAP measures include:

Efficiency ratio is calculated as: (i) GAAP total non-interest expense; divided by (ii) the total of GAAP net interest income and non-interest income less Consumer fintech loan credit enhancement income, or “Adjusted total revenue”. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

Non-interest income as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest-income less Consumer fintech loan credit enhancement income; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of non-interest income, which is primarily fee-based, to our total revenue each period to review the growth in our fee-based business.

Fintech fees as a percentage of total revenue (excluding credit enhancement) is calculated as: (i) GAAP Non-interest income – total fintech fees; divided by (ii) Adjusted total revenue. This ratio is used to compare the amount of fintech fee revenue to our total revenue each period to review the growth in that revenue area, which is one of our key areas of focus.

We believe that these non-GAAP measures are useful performance metrics for management, investors and lenders, because it provides a means to evaluate period-to-period comparisons of the Company's financial performance without the effects of certain adjustments in accordance with GAAP that may not necessarily be indicative of current operating performance.  Non-GAAP financial measures should not be considered as an alternative to GAAP financial measures. They may not be indicative of the historical operating results of the Company nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Reconciliation of Non-GAAP Measures:

(Dollars in thousands)

		Three months ended			Year ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2025	2025	2024	2025	2024
Net interest income		$92,079	$94,197	$94,296	$375,511	$376,241
Non-interest income	A	80,532	80,416	65,302	328,333	157,514
Total revenue	B	172,611	174,613	159,598	703,844	533,755
Less: Consumer fintech loan credit enhancement		(40,403)	(39,790)	(30,651)	(169,294)	(30,651)
Adjusted total revenue	C	$132,208	$134,823	$128,947	$534,550	$503,104

Non-interest income		80,532	80,416	65,302	328,333	157,514
Less: Consumer fintech loan credit enhancement		(40,403)	(39,790)	(30,651)	(169,294)	(30,651)
Adjusted non-interest income	D	$40,129	$40,626	$34,651	$159,039	$126,863

Non-interest expense	E	$56,193	$56,404	$51,812	$223,114	$203,225
Non-interest income - total fintech fees	F	$35,973	$35,083	$32,254	$141,147	$116,798

Non-GAAP Measures
Efficiency ratio	E/C	42.5%	41.8%	40.2%	41.7%	40.4%

Non-interest income as a percentage of total revenue	A/B	46.7%	46.1%	40.9%	46.6%	29.5%
Non-interest income as a percentage of total revenue (excluding credit enhancement)	D/C	30.4%	30.1%	26.9%	29.8%	25.2%

Fintech fees as a percentage of total revenue	F/B	20.8%	20.1%	20.2%	20.1%	21.9%
Fintech fees as a percentage of total revenue (excluding credit enhancement income)	F/C	27.2%	26.0%	25.0%	26.4%	23.2%